Exhibit 99.1

Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer	Director of Finance, Treasurer
Wilsons The Leather Experts	Wilsons The Leather Experts
(763) 391-4000	(763) 391-4000

For Immediate Release

Wilsons Leather Announces First Quarter 2003 Results

     MINNEAPOLIS — (BUSINESS WIRE) — May 20, 2003 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported operating results for the first quarter ended May 3, 2003.

     Net sales for Wilsons Leather stores for the thirteen-week period increased 0.3% to $95.3 million compared to $95.1 in the first quarter of 2002. Comparable store sales results for the quarter were flat versus an 8.4% decrease in the same period last year.

     The Company reported a net loss of $12.7 million, or $0.62 per basic and fully diluted share, compared to a net loss of $14.7 million, or $0.76 per basic and fully diluted share, in the first quarter of 2002, which included a net loss from discontinued operations of the Travel Subsidiaries of $4.3 million, or $0.22 per basic and fully diluted share. The net loss from continuing operations in the first quarter of 2002 was $10.4 million, or $0.54 per basic and fully diluted share. The increase in net loss from continuing operations is primarily attributable to lower gross margins realized from liquidating excess inventory, which was partially offset by lower selling, general and administrative expenses.

     Finished goods inventory at the end of the quarter was $2.1 million lower than plan as a result of the Company’s actions to reduce inventory to prior year levels by the end of the spring season. Working capital decreased slightly, 3.4%, when compared to the year ago quarter. In its 2003 first quarter, the Company had $0.1 million in current assets related to discontinued operations and $1.9 million in current liabilities of discontinued operations as compared to $45.1 million and $12.8 million, respectively in the year ago period. Excluding current assets and current liabilities related to discontinued operations, working capital has increased 44.3% from the previous year quarter.

     “We are making solid progress on improving our operating results,” said Joel Waller, Chief Executive Officer. “Our business fundamentals are improving and our balance sheet continues to strengthen as we tighten our cost controls and effectively manage our inventories. In addition, during the quarter, we successfully re-negotiated our revolving credit facility agreement, which places us in an excellent working capital position for the fall season.”

     Also during the quarter, the Company announced a marketing partnership with NASCAR to design and market a unique line of leather jackets and accessories that will be sold exclusively in Wilsons Leather stores beginning in May. The partnership will enable Wilsons Leather to target more

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax wilsonsleather.com

than 75 million loyal fans of NASCAR through an exclusive line of Dale Earnhardt Incorporated products, bearing the marks of Dale Earnhardt Jr., the Dale Earnhardt Legacy program and NASCAR.

     Mr. Waller concluded, “Despite the impact of the Iraq war on sales, our results are on track with our expectations. This, along with the benefits we’re reaping from our aggressive cost and inventory controls, and the significant improvements we’re making in our fall merchandise assortment, reinforces our confidence in our ability to return to profitability this year.”

About Wilsons Leather

     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 3, 2003, Wilsons Leather operated 612 stores located in 45 states, the District of Columbia and Canada, including 478 mall stores, 111 outlet stores and 23 airport stores. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 284 seasonal stores in 2002.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; failure of results of operations to meet expectations of research analysts; risks associated with estimates made in our critical accounting policies; risks associated with future growth; risks associated with our debt service; changes in customer shopping patterns; unseasonable weather; change in consumer preferences and fashion trends away from leather; seasonality of the business; risks associated with foreign sourcing and international business; disruptions in product supplies; decreased availability and increased cost of leather; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; anti-takeover effects of classified board provisions in our articles of incorporation and by-laws; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax wilsonsleather.com

Wilsons The Leather Experts Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	May 3,	February 1,	May 4,
Assets	2003	2003 (1)	2002 (2,3)

	(Unaudited)		(Restated and unaudited)
Current Assets:
Cash and cash equivalents	$21,283	$30,442	$9,777
Accounts receivable, net	4,577	5,162	7,104
Inventories	88,528	118,701	77,027
Prepaid expenses	9,480	3,812	9,244
Assets of discontinued operations	93	3,379	45,151
Deferred income taxes	—	3,777	—
Refundable income taxes	10,570	3,064	643

Total current assets	134,531	168,337	148,946

Property and equipment, net	71,571	73,974	82,074
Goodwill and other assets, net	3,917	3,315	3,601
Other assets of discontinued operations	—	—	55,396
Deferred income taxes	526	865	—

Total assets	$210,545	$246,491	$290,017

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$11,165	$19,492	$10,938
Accrued expenses	18,587	25,219	17,942
Liabilities of discontinued operations	1,872	15,075	12,807
Deferred income taxes	4,663	—	5,607

Total current liabilities	36,287	59,786	47,294

Long-term debt	55,684	55,695	55,590
Other long-term liabilities	13,878	13,782	4,355
Deferred income taxes	—	—	541
Other liabilities of discontinued operations	—	—	912
Total shareholders’ equity	104,696	117,228	181,325

Total liabilities and shareholders’ equity	$210,545	$246,491	$290,017

1. Derived from audited consolidated financial statements.

2. Tax effect of $1.7 million restatement related to reserve reversals as reported in “Item 6. Selected Financial Data” in the Company’s most recent Form 10-K dated February 1, 2003.

3. Reclassified for the presentation of discontinued operations for the Travel Subsidiaries

Note: The Company’s inventories are determined by the retail method on the last-in, first-out (LIFO) basis. The difference in inventories between the LIFO method and the first-in, first-out (FIFO) method was not material as of May 3, 2003, February 1, 2003 or May 4, 2002.

Wilsons The Leather Experts Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended

	May 3,	May 4,
	2003	2002 (1)

Net sales	$95,301	$95,057
Cost of goods sold, buying and occupancy costs	77,212	73,110

Gross margin	18,089	21,947

Selling, general and administrative expenses	32,770	33,860
Depreciation and amortization	4,279	3,792

Operating loss	(18,960)	(15,705)
Interest expense, net	2,268	1,703

Loss from continuing operations before income taxes	(21,228)	(17,408)
Income tax benefit	(8,491)	(6,963)

Loss from continuing operations	(12,737)	(10,445)

Loss from discontinued operations, net of tax	—	(4,232)

Net loss	$(12,737)	$(14,677)

Basic and diluted loss per share:
Loss from continuing operations	$(0.62)	$(0.54)
Loss from discontinued operations	—	(0.22)

Basic loss per share	$(0.62)	$(0.76)

Weighted average shares outstanding — basic and diluted	20,438	19,214

1. Reclassified for the presentation of discontinued operations for the Travel Subsidiaries